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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the following Registration Statements of FiberTower Corporation:

Form Number	Registration Statement Number	Description
Form S-3	333-164547
Form S-8	333-127142	First Avenue Networks, Inc. Stock Option Plan
Form S-8	333-110295	First Avenue Networks, Inc. Stock Option Plan
Form S-8	333-137040	First Avenue Networks, Inc. Stock Option Plan and FiberTower Corporation Amended and Restated Stock Option Plan

of our reports dated March 12, 2010, with respect to the consolidated financial statements of FiberTower Corporation and the effectiveness of internal control over financial reporting of FiberTower Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ ERNST & YOUNG LLP

San Francisco, California
March 12, 2010

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  Exhibit 23.1